AMENDMENT TO CUSTODIAN SERVICES AGREEMENT

         This Amendment, dated the 10th day of April, 1998, is entered into between THE AMERICAN SKANDIA TRUST, a Massachusetts business trust (the "Fund") and PNC BANK, N.A., a national banking association (formerly Provident National
Bank) ("PNC Bank").

     WHEREAS, the Fund and PNC Bank have entered into a Custodian Services Agreement dated as of May 1, 1992 as the same may be amended from time to time (the "Agreement"), pursuant to which the Fund appointed PNC Bank to act as custodian for its investment portfolios; and


     WHEREAS, the Fund and PNC Bank now wish to amend the Agreement as it relates to Authorized Persons; and


     WHEREAS, the Fund's Board of Trustees has approved this Amendment;

     NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:


     1. Defined Terms. From and after the date hereof, the following term as used in the Agreement shall be amended and restated in its entirety as follows:

     "Authorized Person." The term "Authorized Person" shall mean any officer of the Fund and any other person authorized by an officer of the Fund to give Oral and Written Instructions on behalf of the Fund. Such persons are listed in the Certificate attached hereto as the Authorized Persons Appendix as such appendix may be amended in writing by the Fund from time to time.

     2. Miscellaneous. Except to the extent amended and supplemented hereby, the Agreement shall remain unchanged and in full force and effect and is hereby ratified, confirmed and approved in all respects as amended and supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date and year first above written.


                                                  THE AMERICAN SKANDIA TRUST
                                                  By:      /s/ John Birch
                                                  Title:   Vice President

                                                  PNC BANK, N.A.
                                                  By:      /s/ Sam Sparhawk, IV
                                                  Title:   Vice President
                                                           PNC Bank, N.A.